                                                                 EXHIBIT 99.1



                                        APPROVED BY:  Richard Dupont
                                                      Chief Financial Officer
                                                      (972) 385-3002

                                            CONTACT:  Betsy Brod/Nancy Healy
                                                      Investor Relations
                                                      Media: Leslie Feldman
                                                      Morgan-Walke Associates
                                                      (212) 850-5600
FOR IMMEDIATE RELEASE


                 SOURCE SERVICES ADOPTS STOCKHOLDER RIGHTS PLAN

         Dallas, Texas, May 30, 1997 -- Source Services Corporation (Nasdaq:
SRSV) today announced that its Board of Directors has adopted a Stockholder Rights Plan under which preferred stock purchase rights will be distributed on June 18, 1997, at the rate of one Right for each outstanding share of the Company's common stock, to stockholders of record on that date.

         Wayne D. Emigh, Chairman of the Board of Directors, stated that "the Board adopted the new Plan to protect against future abusive takeover tactics such as partial tender offers and selective open market purchases. The Plan was not adopted in response to any specific effort to acquire control of the Company, and the Board is not aware of any such effort. The Plan is intended to assure that stockholders receive fair and equitable treatment in the event of unsolicited attempts to acquire the Company." Mr. Emigh further stressed that "the Plan is not intended to prevent an acquisition of the Company on terms that are favorable and fair to all stockholders, and will not do so. The Plan is designed to deal with the very serious problem of unilateral actions by hostile acquirors that are calculated to deprive the Company's Board and its stockholders of their ability to determine the destiny of the Company."

         Each Right will entitle holders of Source Services common stock to buy one one-hundredth of a share of a new series of preferred stock at an exercise price of $90, subject to adjustment. The Rights will be exercisable only if a person or group acquires 20% or more of the Company's common stock or announces a tender offer upon consummation of which such person or group would own 20% or more of the common stock.


                                  - more -

Source Services Corporation
Adopts Stockholder Rights Plan
May 30, 1997
Page 2




         The Rights will expire in ten years unless earlier redeemed or terminated. The Company generally may amend the Rights or redeem the Rights at $0.01 per Right at any time prior to the time a person or group has acquired 20% of the Company's common stock.

         Additional detail regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

         Source Services Corporation provides flexible and permanent specialty staffing services through its 53 offices in the United States and one in Canada. Source has been a recognized leader in staffing solutions for the information technology industry for over 35 years, and the Company today emphasizes an expanding portfolio of services including the financial and engineering fields in addition to IT.


                                     # # #